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                              INFINITE GROUP, INC.
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                                 CODE OF ETHICS


Foreword


The pursuit of technical excellence and the highest standards professionalism are the hallmarks of Infinite Group, Inc. The Code of Ethics and Standards of Conduct, which apply to all members of the IGI Board of Directors and all employees of IGI and its subsidiaries, confirm our commitment to ethical behavior in the conduct of all IGI activities. We take pride in our dedication to integrity, fairness, and social responsibility.

Every level of management has the responsibility to monitor and vigorously enforce the Code of Ethics and Standards of Conduct. No one at IGI is authorized to engage in or condone unethical or illegal action, or to direct others to do so. We must also be aware of the damage that can result from the appearance of questionable conduct, even if innocent by intent. We are all held accountable for our actions as individuals and as representatives of IGI.

The principles set forth in our Code of Ethics and Standards of Conduct reflect the type of behavior that has helped us earn the respect and success that we enjoy today. As we target even higher levels of achievement for IGI, it is imperative that we continue to observe our current exemplary levels of ethical conduct in all our business relationships. Anything less is unacceptable and will be reason for recourse against the wrongdoer(s).

Michael S. Smith
President and Chief Executive Officer


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                              MANAGEMENT PRINCIPLES


The mission of Infinite Group, Inc. is to provide a unique balance of business process expertise and the command of enabling strategies and technology to assist our clients to achieve their mission objectives and results. We will achieve our mission by observing the following principles:

We commit to client and stakeholder satisfaction as our two most important business objectives.

We recognize that corporate accomplishments are attributable to those who comprise IGI. We will encourage initiative, recognize individual contribution, treat each person with respect and fairness, and afford ample opportunity for professional growth, advancement and cohesion.

We in turn will require of our people high standards of professionalism and technical competence.

We will maintain our high standards of ethics and business conduct, both within our organization, as well as with individuals and entities outside the corporation.

We will operate at all times within the laws of all countries in which we do business.

We will identify and respond aggressively to new opportunities, and commit to success in each undertaking.

We will use and spend corporate resources judiciously, with a focus on return of investment.

Finally, our success as a company requires that we achieve profits, returns and growth commensurate with a leadership position in our industry.


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CODE OF ETHICS

Stated in their simplest form, IGI's fundamental ethical principles are:

      o Each of us is responsible for the propriety and consequences of our actions.

      o Each of us must conduct all aspects of IGI business in an ethical and legal manner, and obey the laws observed in all locations in which IGI does business or seeks to do business.

      o Our conduct on behalf of IGI with customers, suppliers, the public, and one another, must reflect our high standards of honesty, integrity and fairness.

Adherence by each of us to this Code and to the Standards of Conduct set forth on the following pages is essential to the continued vitality of IGI. Compliance with, and effective enforcement of the Code and Standards is one of your key responsibilities, and will be addressed as an element in the regular evaluation of each employee.

Failure to comply with the Code or Standards will result in appropriate disciplinary action, which may include termination of employment, reimbursement to IGI for any resulting losses or damages, and possible civil or criminal prosecution. Principles of fairness will apply and you will be provided an opportunity to explain your actions. The IGI Board of Directors must approve any waiver of any employee's compliance with the Code of Ethics or Standards of Conduct, and such waiver shall be promptly disclosed to IGI stockholders.


STANDARDS OF CONDUCT

Conflict of Interest

You must be careful to avoid situations that may involve a conflict of interest or appear questionable to others. In general, there are two major areas of concern:

      o Participating in activities that conflict or appear to conflict with IGI responsibilities, and

      o Giving or receiving anything that may influence the recipient or cause another person to believe that the recipient may be influenced
            - this includes offering or accepting bribes, kickbacks, illegal payments, or gratuities.

You must avoid any actions that may appear to involve a conflict of interest with IGI activities. These include any business, financial or other relationships with suppliers, customers or competitors by you, your immediate family or your associates outside of IGI. Questionable activities include serving on the board of directors of a competing or supplier company, significant ownership in a competing or supplier company, or consulting with or working for a competing or supplier company, each without the written approval of IGI management.


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IGI  employees  must observe the  following  IGI ethical  standards,  as well as
applicable   laws  and   regulations,   when   providing  or  accepting   meals,
entertainment or gifts to or from people in business situations.

Commercial Business - It is permissible for IGI or IGI employees to pay for meals, refreshments, and other ordinary or necessary expenses relating to company business with commercial entities. However, employees should use good judgment, observe all civil and criminal laws, and follow guidelines that apply to recipients.

Government Business - In certain countries, rules of conduct with respect to government officials are extremely strict and well defined in law, government regulations and IGI policy. It is the responsibility of IGI employees to seek out these rules of conduct, understand their application in the specific business setting and comply with them.

In many countries, including the United States, IGI and IGI employees must not provide meals, entertainment, gifts or anything else valued above a statutory dollar threshold (in the United States, federal officials may not receive items valued above $25 per occasion) to government employees; nor may any IGI employee or representative discuss employment opportunities with government employees without the prior approval of the Office of IGI's General Counsel. In all countries, IGI employees must not make any attempt to influence any government employee or member of a governmental body with regard to the award of a government contract for which a specific solicitation has been issued, other than through the standard preparation, submission, and discussion of IGI cost and technical proposals in conformance with procurement regulations.

Other Business - IGI employees with direct procurement-related responsibilities, regardless of the business sector in which they work, must not accept any meals, transportation, refreshments, entertainment, gifts (other than token marketing items) or anything else of value from suppliers or their personnel or representatives. Other IGI employees may accept modest meals, transportation, refreshments, entertainment or gifts but must not accept anything that might be considered excessive or intended to influence the employee.


IGI OPPORTUNITIES

You must not:

      o take advantage of any opportunity for personal gain that is discovered through the use of IGI property, information or position; or

      o     compete with IGI

Every employee has a duty to advance IGI's legitimate interests when the opportunity to do so arises.


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PROTECTION OF IGI AND CUSTOMER PROPERTY

You have an obligation to protect all IGI and customer data, property and funds under your control against loss, theft, unsanctioned access and misuse. This includes the proprietary information belonging to IGI and/or its customers. You must keep this information confidential and not make any of it available to unauthorized personnel.

Security procedures have been established to protect government classified information and many types of unclassified technical information. By law, IGI employees who handle such data are required to know these procedures and strictly adhere to them at all times.

You must use IGI and customer funds, property and data only for their proper and intended purposes. No use of such property or data may be made after termination of your employment with IGI. It is also imperative to make every effort to prevent the misuse of these assets by any other person, whether within our outside the company. Improper use includes selling, loaning or giving away IGI or customer property and/or modifying, destroying or disclosing customer or IGI data. Use of customer or company property for personal or non-business purposes, other than as specifically permitted under IGI's Policy on Electronic Communication Media, is considered to be improper conduct and is in violation of this Code of Ethics and Standards of Conduct.

Neither you nor any IGI representative may solicit, obtain or utilize Source Selection information relating to a government procurement. Similarly, neither you nor any IGI representative may solicit, receive, or utilize any other company's proprietary material other than as formally authorized by that company.


INSIDER TRADING

If you become aware of material non-public information regarding IGI or any other company, including any of IGI's current or prospective customers, suppliers or affiliates:

      o you must keep that information confidential, and not disclose it to anyone except on a need-to-know basis as specifically authorized by IGI;

      o you must not purchase, sell, or recommend the purchase or sale of, any securities of that company; and

      o you must cause each of your immediate family members, and each person living in your household, to comply with these restrictions.

These restrictions will continue until the information has been publicly disclosed through appropriate channels or has ceased to be material.

Information is "non-public" if it has not been disclosed or made available to the general public.


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Information regarding a company is "material" if it could reasonably be expected to affect the market price of that company's securities, and is information a reasonable investor would want to know before making an investment decision. Either positive or adverse information may be material.

Common examples of material information include: (i) impending bankruptcy or financial liquidity problems; (ii) financial results or projections of future financial results; (iii) a major change in management; (iv) a significant acquisition or divestiture; (v) the gain or loss of a substantial contract, customer or supplier; (vi) a significant new product or discovery; (vii) an offering, sale or repurchase of securities; and (viii) a change in dividend policy.

If you have any questions regarding this Policy, you should contact the Office of IGI's General Counsel for response or referral to IGI's Ethics Committee for response.


DATA, RECORDS AND REPORTS

All IGI employees are responsible for preparing all IGI business documents as completely, honestly and accurately as possible. These records include timekeeping records, expense reports, accounting records, test and progress reports, cost estimates, contract proposals, and presentations to clients, the public or IGI management, and any representation, either written or oral, made by any IGI employee or representative in the conduct of IGI business shall be factual, fully substantiated, and verifiable.

It is essential to maintain accurate timekeeping and expense records, making sure to:

      o     Record  and  allocate   charges  for  time,   materials   and  other
            business-related expenses to the proper charge numbers.

      o Check all invoices and payments to customers, consultants and suppliers to confirm the accuracy of information relating to products, services, prices and terms of sale.

      o Submit complete, accurate and current cost or pricing data and invoicing, as it applies to all contract and task proposals.


PROVIDING A PROPER AND PROFESSIONAL WORK ENVIRONMENT

You must use fairness, honesty, and comply with the law in all business relationships with IGI stockholders, customers, suppliers, teammates, partners, end users, consultants, employees, and applicants, as well as with local, state, national and international communities and governments.

You must not take unfair  advantage  of anyone,  within or outside the  company,
through   manipulation,    concealment,   abuse   of   privileged   information,
misrepresentation of material facts or any other unfair dealing practice.


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IGI employees must observe open, fair and equitable  Human Resources  management practices, including but not limited to those regarding recruitment, selection, job assignment, transfer, promotion/demotion, layoff, return from layoff,
discipline   (including   termination),    training   and   education,   tuition
reimbursement, social and recreational programs, compensation and benefits.

Supervisors and managers must understand and abide by the laws and regulations that limit the work that can be done by former government civilian employees and military personnel now working at IGI. Former government employees or members of the armed forces must also be aware of and adhere to these laws and regulations.

You must neither engage in nor permit harassment of IGI employees for any reason by other employees, vendors, clients or anyone else with whom IGI employees come into contact during the course of their IGI business activities.

IGI employees are prohibited from possessing, using, distributing, manufacturing, purchasing, dispensing or selling controlled substances. Because these actions are counterproductive to our business interests and may be illegal, they will not be tolerated on IGI premises either during scheduled work periods or at any time while conducting company business. Alcohol abuse by IGI employees is an equally serious problem and will not be tolerated by the company, either on IGI premises during their scheduled work period or at any time while conducting Company business.

APPLICATION ACCURACY AND FULL DISCLOSURE

Misrepresentation or falsification of information pertaining to your previous employment, educational background, criminal record or financial history are grounds for actions up to and including termination of employment.


COMMUNICATING WITH IGI

The IGI policies and government rules and regulations referred to in these Standards are available through local management. If you are unsuccessful in getting the information needed from local sources, you should contact your Human Resources department.

You are responsible for obtaining the information necessary to follow the directives in this Code of Ethics and Standards of Conduct, and for reporting any observed deviations from policies in an accurate and complete manner, to IGI's human resource organization or the corporate Employment Relations Office.

IGI fosters a free interchange between employees and all levels of management through its Open Door Policy. IGI employees are encouraged to contact their immediate supervisor to report or resolve a problem, but are free to contact higher levels of management if necessary.


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If IGI employees  have reason to believe that a violation of this Code of Ethics and Standards of Conduct, or any other company policy, has occurred or is likely to occur, it is their obligation to report such violation or potential violation to at least one of the following:

      o     Their supervisor,

      o     Their department head, or

      o     Their human resources organization.

IGI employees with questions or complaints regarding accounting, internal accounting controls or auditing matters should follow the same procedure.

If IGI employees choose to identify themselves in the course of reporting a violation or potential violation, or communicating question or complaint:

      o IGI will not allow any retaliation against them for reports or communications made in good faith; and

      o IGI will keep their identity confidential to the maximum extent possible, consistent with IGI's obligation to fully and fairly investigate all matters raised.

If IGI management has reason to believe that a violation of this Code of Ethics and Standards of Conduct, or any other company policy, has occurred or is likely to occur, it is their obligation to contact the Nominating/Corporate Governance Committee of the IGI Board of Directors.



I hereby acknowledge and certify that I have reviewed and understand IGI's Code of Ethics and Standards of Conduct, and will adhere to the policies and requirements contained within.



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              Signature                                              Date


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